Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-3 of MPT Operating Partnership, L.P. of our report dated October 5, 2011 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting of MPT Operating Partnership, L.P., which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Birmingham, AL

February 3, 2012